Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

LRAD Corporation

San Diego, California

We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 (File No. 333-144698, and File No. 333-125454) and Forms S-3 (File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534, File No. 333-137289 and File No. 333-172552) of LRAD Corporation of our report dated December 5, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of LRAD Corporation for the year ended September 30, 2011.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, CA
December 5, 2011